The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Buffered PLUS until the pricing supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Buffered PLUS and we are not soliciting offers to buy these Buffered PLUS in any state where the offer or sale is not permitted.

Subject to Completion
August 2026 Preliminary Pricing Supplement Dated August 25, 2026 Registration Statement No. 333-283672 Filed pursuant to Rule 424(b)(2) (To Prospectus dated February 6, 2025)

STRUCTURED INVESTMENTS

Opportunities in Foreign Exchange Rates

Buffered Performance Leveraged Upside SecuritiesSM (Buffered PLUSSM) due on or about September 4, 2029

$● Based on the Performance of the Israeli New Shekel Relative to the U.S. Dollar

Principal at Risk Securities

The Buffered Performance Leveraged Upside SecuritiesSM (the “Buffered PLUS”) offer leveraged exposure to the performance of the Israeli new shekel (the “underlying currency”) relative to the U.S. dollar. The Buffered PLUS are for investors who are willing to risk their principal and forgo current income in exchange for the leverage feature which applies when the underlying return is positive (meaning the Israeli new shekel has depreciated relative to the U.S. dollar). The amount that investors receive at maturity for each Buffered PLUS, will be based on the direction and percentage change in the spot rate of the underlying currency from the pricing date to the valuation date (the “underlying return”), if the spot rate decreases from the initial spot rate to the final spot rate, and whether the percentage decrease of the spot rate from the initial spot rate on the pricing date to the final spot rate on the valuation date is greater than the buffer amount. At maturity, if the underlying currency has depreciated relative to the U.S. dollar (i.e., the spot rate has increased), investors will receive the stated principal amount of their investment plus the leveraged upside performance. At maturity, if the underlying currency has appreciated relative to the U.S. dollar (i.e., the spot rate has decreased) and the percentage decrease from the initial spot rate to the final spot rate is equal to or less than the buffer amount, the investor will receive the stated principal amount. However, if the underlying currency has appreciated relative to the U.S. dollar (i.e., the spot rate has decreased) and the percentage decrease from the initial spot rate to the final spot rate is greater than the buffer amount, investors will receive less than the stated principal amount, resulting in a loss that is proportionate to the percentage decrease in the spot rate from the initial spot rate to the final spot rate in excess of the buffer amount. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS. Accordingly, the Buffered PLUS do not guarantee the return of the full principal amount at maturity. The Buffered PLUS are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the Buffered PLUS are subject to the credit risk of UBS. If UBS were to default on its obligations you may not receive any amounts owed to you under the Buffered PLUS and you could lose some or all of your initial investment.

SUMMARY TERMS
Issuer:	UBS AG, London Branch (“UBS”)
Underlying currency:	Israeli new shekel ("ILS”)
Base currency:	U.S. dollar ("USD")
Spot rate:

The spot rate of the underlying currency on any relevant day is expressed as a number of ILS per one USD as reported by Bloomberg Professional® service ("Bloomberg") on page BFIX (USDILS) (or any successor page) at approximately 10:00 a.m., New York City time, on that day, as determined by the calculation agent. The spot rate increases as the underlying currency depreciates relative to the USD and decreases as the underlying currency appreciates relative to the USD

For more information, see “Information About the Spot Rate” herein. In certain circumstances, the spot rate will be determined by the calculation agent as described further under “Additional Information About the Buffered PLUS — Disruption Events” herein.

Aggregate principal amount:	$•
Stated principal amount:	$1,000.00 per Buffered PLUS
Issue price:	$1,000.00 per Buffered PLUS (see “Commissions and issue price” below)
Denominations:	$1,000.00 per Buffered PLUS and integral multiples thereof
Interest:	None
Pricing date:	Expected to be August 31, 2026. If such day is not a currency business day then such day will be the following currency business day.
Original issue date:

Expected to be September 3, 2026 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Buffered PLUS on any date prior to one business day before delivery will be required, by virtue of the fact that the Buffered PLUS will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation date:

Expected to be August 29, 2029, subject to acceleration for certain additional disruption events as described under "Additional Information About the Buffered PLUS - Additional Disruption Events" herein. If such day is not a currency business day then such day will be the following currency business day. In the event that we make any change to the expected pricing date and original issue date, the calculation agent may adjust the valuation date and maturity date to ensure that the stated term of the Buffered PLUS remains the same.

Maturity date:

Expected to be September 4, 2029 (3 business days after the valuation date), subject to acceleration for certain additional disruption events as described under "Additional Information About the Buffered PLUS - Additional Disruption Events" herein.

Payment at maturity:

￭ If the underlying return is positive (meaning the ILS has depreciated relative to the USD):

$1,000.00 + Leveraged Upside Payment

￭ If the underlying return is zero or negative (meaning the ILS has remained flat or appreciated relative to the USD) and the percentage decline from the initial spot rate to the final spot rate is equal to or less than the buffer amount:

The Stated Principal Amount of $1,000.00

￭ If the underlying return is negative (meaning the ILS has appreciated relative to the USD) and the percentage decline from the initial spot rate to the final spot rate is greater than the buffer amount:

$1,000.00 + [$1,000.00 × (Underlying Return + Buffer Amount)]

Accordingly, if the underlying return is negative (meaning the ILS has appreciated relative to the USD) and the percentage decline from the initial spot rate to the final spot rate is greater than the buffer amount, you will lose a percentage of your stated principal amount equal to the percentage decline of the underlying currency from the initial spot rate to the final spot rate in excess of the buffer amount, and in extreme situations, you could lose almost all of your initial investment.

Underlying return:

The quotient, expressed as a percentage, of (i) the final spot rate minus the initial spot rate, divided by (ii) the initial spot rate. Expressed as a formula:

(Final Spot Rate − Initial Spot Rate) / Initial Spot Rate

The Underlying Return increases as the ILS depreciates relative to the USD and decreases as the ILS appreciates relative to the USD.

Leveraged upside payment:	$1,000.00 × Leverage Factor × Underlying Return
Initial spot rate:	[•], which is the spot rate of the underlying currency on the pricing date, as determined by the calculation agent
Final spot rate:

The spot rate of the underlying currency on the valuation date, subject to adjustments as described under “Additional Information About the Buffered PLUS — Disruption Events” herein, as determined by the calculation agent

Leverage factor:	1.81
Buffer amount:	10%
CUSIP / ISIN:	90265WS76 / US90265WS766
Listing:	The Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Agent:	UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per Buffered PLUS:	100.00%	2.00%(a) + 0.40%(b) 2.40%	97.60%
Total:	$●	$●	$●

(1) UBS Securities LLC will purchase from UBS AG the Buffered PLUS at the price to public less a fee of $24.00 per $1,000.00 stated principal amount of Buffered PLUS. UBS Securities LLC will agree to resell all of the Buffered PLUS to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a)  a fixed sales commission of $20.00 per $1,000.00 stated principal amount of Buffered PLUS that Morgan Stanley Wealth Management sells and

(b) a fixed structuring fee of $4.00 per $1,000.00 stated principal amount of Buffered PLUS that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the Buffered PLUS as of the pricing date is expected to be between $936.60 and $966.60. The range of the estimated initial value of the Buffered PLUS was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Buffered PLUS, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 24 herein.

Notice to investors: the Buffered PLUS are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full stated principal amount of the Buffered PLUS at maturity, and the Buffered PLUS may have downside market risk proportionate to that of an investment linked to the underlying currency, subject to the buffer amount. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Buffered PLUS if you do not understand or are not comfortable with the significant risks involved in investing in the Buffered PLUS.

You should carefully consider the risks described under “Risk Factors” beginning on page 22 herein before purchasing any Buffered PLUS. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Buffered PLUS. You may lose some or almost all of your initial investment in the Buffered PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Buffered PLUS or passed upon the adequacy or accuracy of this document or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Prospectus dated February 6, 2025

Buffered PLUSSM due on or about September 4, 2029 $• Based on the Performance of the Israeli New Shekel Relative to the U.S. Dollar Principal at Risk Securities

Additional Information About UBS and the Buffered PLUS

UBS has filed a registration statement (including a prospectus for various securities we may offer, including the Buffered PLUS) with the Securities and Exchange Commission (the “SEC”) for the offering to which this document relates. You should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

￭	Prospectus dated February 6, 2025: https://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Buffered PLUS” refers to the Buffered Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants”, dated February 6, 2025.

You should rely only on the information incorporated by reference or provided in this document or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Buffered PLUS in any state where the offer is not permitted. You should not assume that the information in this document or the accompanying prospectus is accurate as of any date other than the date on the front of this document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Buffered PLUS prior to their issuance. In the event of any changes to the terms of the Buffered PLUS, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document and the accompanying prospectus, the following hierarchy will govern: first, this document; and second, the accompanying prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

August 2026	Page 2

Buffered PLUSSM due on or about September 4, 2029 $• Based on the Performance of the Israeli New Shekel Relative to the U.S. Dollar Principal at Risk Securities

Investment Overview

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the Performance of the Israeli New Shekel Relative to the U.S. Dollar due on or about September 4, 2029 can be used:

￭As an alternative to direct exposure to the underlying currency that enhances returns when the underlying return is positive (meaning the ILS has depreciated relative to the USD); however, by investing in the Buffered PLUS, you will not be entitled to receive any interest payments. You should carefully consider whether an investment that does not provide for any interest payments is appropriate for you.

￭To enhance returns and potentially outperform the underlying currency in a bearish scenario.

￭To achieve similar levels of upside exposure to the underlying currency as that of a hypothetical direct investment while using fewer dollars by taking advantage of the leverage factor.

￭To provide a return of the stated principal amount in the event that the underlying return is negative (meaning the ILS has appreciated relative to the USD) and the percentage decline from the initial spot rate to the final spot rate is equal to or less than the buffer amount.

Maturity:	Approximately 36 months
Leverage factor:	1.81
Buffer amount:	10%
Interest:	None
Minimum payment at maturity:	$100.00 (10% of the stated principal amount).
Listing:	The Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communications network.

Key Investment Rationale

Investors can use the Buffered PLUS to leverage returns by a factor of 1.81 and obtain contingent protection against a loss of the stated principal amount in the event that the underlying return is zero or negative (meaning the ILS has remained flat or appreciated relative to the USD) and the percentage decline from the initial spot rate to the final spot rate is equal to or less than the buffer amount. At maturity, investors will receive an amount in cash based upon the underlying return. Investors may lose some or almost all of their initial investment in the Buffered PLUS.

The Buffered PLUS do not pay periodic interest. You should carefully consider whether an investment that does not provide for any periodic interest is appropriate for you.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns relative to a hypothetical direct investment in the underlying currency.

Buffer Feature

If the underlying return of the Buffered PLUS is zero or negative (meaning the ILS has remained flat or appreciated relative to the USD), at maturity, and the percentage decline from the initial spot rate to the final spot rate is equal to or less than the buffer amount, you will receive your stated principal amount even though the spot rate of the underlying currency has declined.

Upside Scenario

If the underlying return is positive (meaning the ILS has depreciated relative to the USD), at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.00 plus the leveraged upside payment.

Par Scenario

If the underlying return is zero or negative (meaning the ILS has remained flat or appreciated relative to the USD), at maturity, and the percentage decline from the initial spot rate to the final spot rate is equal to or less than the buffer amount, you will receive the stated principal amount.

Downside Scenario

If the underlying return is negative (meaning the ILS has appreciated relative to the USD) and the percentage decline from the initial spot rate to the final spot rate is greater than the buffer amount, at maturity, you will receive less than the stated principal amount, resulting in a percentage loss of your initial investment equal to the percentage decline in excess of the buffer amount. For example, if the underlying return is −50%, each Buffered PLUS will redeem for $600.00, or 60% of the stated principal amount. The minimum payment at maturity is only 10% of the stated principal amount and you could lose some or almost all of your initial investment.

August 2026	Page 3

Buffered PLUSSM due on or about September 4, 2029 $• Based on the Performance of the Israeli New Shekel Relative to the U.S. Dollar Principal at Risk Securities

Investor Suitability

The Buffered PLUS may be suitable for you if:

■You fully understand the risks of an investment in the Buffered PLUS, including the risk of loss of almost all of your initial investment.

■You can tolerate a loss of some or almost all of your investment and are willing to make an investment that may have similar downside market risk as that of a hypothetical investment in the underlying currency.

■You believe that the underlying currency will depreciate relative to the U.S. dollar over the term of the Buffered PLUS.

■You can tolerate receiving no positive return on the Buffered PLUS if the percentage decline of the spot rate from the initial spot rate to the final spot rate is equal to or less than the buffer amount and, if the percentage decline of the spot rate from the initial spot rate to the final spot rate is greater than the buffer amount, you can tolerate receiving a payment at maturity that will be less than the stated principal amount and may be as low as the minimum payment amount.

■You can tolerate fluctuations in the price of the Buffered PLUS prior to maturity that may be similar to or exceed the downside fluctuations in the spot rate of the underlying currency.

■You do not seek current income from your investment.

■You are willing and able to hold the Buffered PLUS to maturity, a term of approximately 36 months, and accept that there may be little or no secondary market for the Buffered PLUS.

■You understand and are willing to accept the risks associated with the spot rate.

■You are willing to assume the credit risk of UBS for all payments under the Buffered PLUS, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

■You understand that the estimated initial value of the Buffered PLUS determined by our internal pricing models is lower than the issue price.

The Buffered PLUS may not be suitable for you if:

■You do not fully understand the risks of an investment in the Buffered PLUS, including the risk of loss of almost all of your initial investment.

■You require an investment designed to provide a full return of principal at maturity.

■You are not willing to make an investment that may have similar downside market risk as that of a hypothetical investment in the underlying currency.

■You believe that the underlying currency will remain flat or appreciate relative to the U.S. dollar over the term of the Buffered PLUS.

■You believe that the percentage decline of the spot rate from the initial spot rate to the final spot rate will be greater than the buffer amount or you cannot tolerate receiving a payment at maturity that may be less than the stated principal amount and as low as the minimum payment amount.

■You cannot tolerate fluctuations in the price of the Buffered PLUS prior to maturity that may be similar to or exceed the downside fluctuations in the spot rate of the underlying currency.

■You seek current income from your investment.

■You are unable or unwilling to hold the Buffered PLUS to maturity, a term of approximately 36 months, or seek an investment for which there will be an active secondary market.

■You do not understand or are unwilling to accept the risks associated with the spot rate.

■You are not willing to assume the credit risk of UBS for all payments under the Buffered PLUS, including any repayment of principal.

August 2026	Page 4

Buffered PLUSSM due on or about September 4, 2029 $• Based on the Performance of the Israeli New Shekel Relative to the U.S. Dollar Principal at Risk Securities

Fact Sheet

The Buffered PLUS offered are unsubordinated, unsecured debt obligations issued by UBS, will pay no interest, do not guarantee the return of the full stated principal amount at maturity and are subject to the terms described in the accompanying prospectus, as supplemented or modified by this document. At maturity, an investor will receive for each Buffered PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the underlying return and whether the final spot rate is greater than, equal to or less than the initial spot rate. The Buffered PLUS do not guarantee the return of the full principal amount at maturity and investors may lose some or almost all of their initial investment in the Buffered PLUS. All payments on the Buffered PLUS are subject to the credit risk of UBS. If UBS were to default on its obligations you may not receive any amount owed to you under the Buffered PLUS and, in extreme situations, you could lose all of your initial investment.

Expected Key Dates
Pricing date:	Original issue date:	Valuation date:	Maturity date:
Expected to be August 31, 2026	Expected to be September 3, 2026 (3 business days after the pricing date)	Expected to be August 29, 2029 (approximately 36 months after the pricing date)	Expected to be September 4, 2029 (3 business days after the valuation date)

Key Terms
Issuer:	UBS AG London Branch
Underlying currency:	Israeli new shekel
Spot rate:

The spot rate of the underlying currency on any relevant day is expressed as a number of ILS per one USD as reported by Bloomberg on page BFIX (USDILS) (or any successor page) at approximately 10:00 a.m., New York City time, on that day, as determined by the calculation agent. The spot rate increases as the underlying currency depreciates relative to the USD and decreases as the underlying currency appreciates relative to the USD

For more information, see “Information About the Spot Rate” herein. In certain circumstances, the spot rate will be determined by the calculation agent as described further under “Additional Information About the Buffered PLUS — Disruption Events” herein.

Aggregate principal amount:	$•
Stated principal amount:	$1,000.00 per Buffered PLUS
Issue price:	$1,000.00 per Buffered PLUS
Denominations:	$1,000.00 per Buffered PLUS and integral multiples thereof
Interest:	None
Payment at maturity:

￭ If the underlying return is positive(meaning the ILS has depreciated relative to the USD):

$1,000.00 + Leveraged Upside Payment

￭ If the underlying return is zero or negative (meaning the ILS has remained flat or appreciated relative to the USD) and the percentage decline from the initial spot rate to the final spot rate is equal to or less than the buffer amount:

The Stated Principal Amount of $1,000.00

￭  If the underlying return is negative (meaning the ILS has appreciated relative to the USD) and the percentage decline from the initial spot rate to the final spot rate is greater than the buffer amount:

$1,000.00 + [$1,000.00 × (Underlying Return + Buffer Amount)]

Accordingly, if the underlying return is negative (meaning the ILS has appreciated relative to the USD) and the percentage decline from the initial spot rate to the final spot rate is greater than the buffer amount, you will lose a percentage of your stated principal amount equal to the percentage decline of the underlying currency from the initial spot rate to the final spot rate in excess of the buffer amount, and in extreme situations, you could lose almost all of your initial investment.

Underlying return:

The quotient, expressed as a percentage, of (i) the final spot rate minus the initial spot rate, divided by (ii) the initial spot rate. Expressed as a formula:

(Final Spot Rate − Initial Spot Rate) / Initial Spot Rate

The Underlying Return increases as the ILS depreciates relative to the USD and decreases as the ILS appreciates relative to the USD.

Leveraged upside payment:	$1,000.00 × Leverage Factor × Underlying Return
Initial spot rate:	[•], which is the spot rate of the underlying currency on the pricing date, as determined by the calculation agent
Final spot rate:	The spot rate of the underlying currency on the valuation date, as determined by the calculation agent
Leverage factor:	1.81
Buffer amount:	10%

Risk factors:	Please see “Risk Factors” herein

August 2026	Page 5

Buffered PLUSSM due on or about September 4, 2029 $• Based on the Performance of the Israeli New Shekel Relative to the U.S. Dollar Principal at Risk Securities

Additional Information About the Buffered PLUS

General Information
Listing:	The Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communication network.
Disruption events:

The calculation agent will determine the initial spot rate on the pricing date and the final spot rate on the valuation date. If the calculation agent determines that, on the valuation date, a disruption event has occurred or is continuing, with respect to the underlying currency, the calculation agent will determine the spot rate for the underlying currency taking into consideration all available information that it deems relevant.

Notwithstanding the occurrence of one or more of the events below, which may constitute a disruption event, the calculation agent may waive its right to declare a disruption event if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the spot rate or the final spot rate, as applicable, with respect to any such date.

Any of the following will be a disruption event with respect to the underlying currency, in each case as determined by the calculation agent:

●the failure by the relevant price source (as specified under “Summary Terms — Spot rate” herein) to announce or publish the spot rate (or the information necessary for determining the spot rate);

●the temporary or permanent discontinuance or unavailability of the spot rate from the relevant price source;

●any event that materially impairs the ability of market participants in general to effect transactions in or obtain market values for the spot rate or futures or options contracts relating to the spot rate; or

●the relevant price source splits into dual or multiple currency exchange rates.

Notwithstanding the above, if the underlying currency is converted into another currency, or another currency is substituted for the underlying currency (in each case, the “new currency”), pursuant to applicable law or regulation (the “relevant law”), the calculation agent will instead substitute the new currency as the underlying currency for all purposes of the Buffered PLUS at the conversion rate prescribed in the relevant law at the time of such substitution, and make any required adjustment to the initial spot rate, final spot rate and/or any other relevant term, as applicable, and thereafter will determine any amount payable on the Buffered PLUS by reference to the new currency and such adjusted terms, provided that neither the discontinuance or substitution of such underlying currency would constitute an additional disruption event.

Additional Disruption Events:

If the calculation agent determines that an additional disruption event has occurred, UBS will have the right, but not the obligation, to accelerate the valuation date and maturity date and redeem the Buffered PLUS in whole, but not in part. Following such an election, the calculation agent will determine the amount payable, if any, on the Buffered PLUS based on determinations made by the calculation agent as described herein. If an additional disruption event occurs and UBS chooses to exercise this right, (a) the only remaining payment per Buffered PLUS, if any, will be due and payable only on the maturity date as accelerated and (b) for each Buffered PLUS, UBS will pay you at maturity an amount per Buffered PLUS equal to the fair market value of the Buffered PLUS as determined by the calculation agent (which, for the avoidance of doubt, will not take into account any hedging-related costs).

Following the occurrence of an additional disruption event, we may, upon no sooner than 2 business days’ notice following such event, accelerate the maturity date and, as a result, the valuation date. If we elect to accelerate the maturity date, the valuation date will also be accelerated to the same number of business days prior to the accelerated maturity date as existed prior to such acceleration.

August 2026	Page 6

Buffered PLUSSM due on or about September 4, 2029 $• Based on the Performance of the Israeli New Shekel Relative to the U.S. Dollar Principal at Risk Securities

The occurrence of any of the following during the term of the Buffered PLUS will be an “additional disruption event” with respect to the underlying currency, in each case as determined by the calculation agent:

●on or after the pricing date (A) due to the adoption of or any change in any applicable law or regulation (excluding a change in law relating to taxation), or (B) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (excluding any action taken by a taxing authority), the calculation agent determines that (i) it has become illegal for UBS and/or any of its affiliates to hold, acquire or dispose of hedge positions relating to the Buffered PLUS; or (ii) UBS and/or any of its affiliates will incur a materially increased cost of performing its obligations under the Buffered PLUS; provided that this shall not apply if the calculation agent determines that UBS and/or its affiliates could have taken reasonable steps to avoid such illegality. Where, “hedge positions” means any purchase, sale, entry into or maintenance of one or more (i) positions or contracts in securities, commodities, options, futures, derivatives or exchange rates, or (ii) other instruments or arrangements (howsoever described) by UBS and/or its affiliates in order to hedge, individually or on a portfolio basis, the Buffered PLUS.

●UBS and/or any of its affiliates is unable, after using commercially reasonable efforts, to (A) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the price risk (including, but not limited to any currency risks) of entering into and performing its obligations with respect to the Buffered PLUS, or (B) realize, recover or remit the proceeds of any such transaction(s) or asset(s);

●UBS or the calculation agent (as relevant) are unable to perform any duties or other actions in respect of the Buffered PLUS without obtaining a further license, registration or regulatory approval (including, without limitation, in respect of acting as an administrator for the purposes of Regulation EU 2016/1011 (the “Benchmark Regulation”, as such regulation is amended or supplemented from time to time));

●in relation to a relevant benchmark, any authorization, registration, recognition, endorsement, equivalence decision, approval or inclusion in any official register in respect of such relevant benchmark or the administrator or sponsor of such relevant benchmark has not been, or will not be, obtained or has been, or will be, rejected, refused, suspended or withdrawn by the relevant competent authority or other relevant official body, in each case with the effect that UBS, the calculation agent or any other entity is not, or will not be, permitted under any applicable law or regulation to use such relevant benchmark to perform its or their respective obligations in respect of the Buffered PLUS. Where, “relevant benchmark” means any measure constituting an index (or a combination of indices) under any applicable law or regulation, by reference to which any amount payable under the Buffered PLUS is calculated (as determined by the calculation agent);

●the administrator or sponsor of such relevant benchmark makes, or announces that it will make, a material change in the formula for or the method of calculating the relevant benchmark or in any other way materially modifies such relevant benchmark; or

●the permanent cancellation of, or cessation in the provision of, such relevant benchmark.

The occurrence of these disruption events or additional disruption events and the consequent adjustments may materially and adversely affect the market value of, and return on, the Buffered PLUS.

Tax considerations:

The U.S. federal income tax consequences of your investment in the Buffered PLUS are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Buffered PLUS. Some of these tax

August 2026	Page 7

Buffered PLUSSM due on or about September 4, 2029 $• Based on the Performance of the Israeli New Shekel Relative to the U.S. Dollar Principal at Risk Securities

consequences are summarized below, but we urge you to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Buffered PLUS, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Buffered PLUS, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Buffered PLUS as prepaid derivative contracts with respect to the underlying currency. If your Buffered PLUS are so treated, you should generally recognize gain or loss upon the taxable disposition of your Buffered PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Buffered PLUS. The gain or loss would generally be ordinary gain or loss unless you are eligible for and make the election described below. However, as described further below, the IRS may successfully assert that this election may not be available.

If you are eligible, you may elect to treat the gain or loss that you recognize with respect to your Buffered PLUS as capital gain or loss. You may make such an election by clearly identifying your Buffered PLUS as subject to such election in your books and records on the date that you acquire your Buffered PLUS. If the election is effective, such capital gain or loss will generally be long term capital gain or loss at maturity or if you have held your Buffered PLUS for more than one year at the time of sale. You must further verify your election by attaching a statement to your income tax return which must (i) set forth a description and date of the election, (ii) state that the election was entered into before the close of the date that you acquired your Buffered PLUS, (iii) describe your Buffered PLUS and state the date on which the Buffered PLUS were exercised, sold or exchanged, (iv) state that your Buffered PLUS were never part of a “straddle” as defined in Section 1092 of the Code and (v) state that all transactions subject to the election are included on the statement. Alternatively, you will be treated as having satisfied the election and verification requirements if you acquire, hold and dispose of your Buffered PLUS in an account with an unrelated broker or dealer and the following requirements are met: (i) only transactions entered into on or after the date that the account was established may be recorded in the account, (ii) transactions involving the Buffered PLUS are entered into the account on the date the transactions are entered into and (iii) the broker or dealer provides you with a statement detailing the transactions conducted through the account and includes in such statement the following language: “Each transaction identified in this account is subject to the election set forth in Section 988(a)(1)(B).” Your election may not be effective if you do not comply with the election and verification requirements.

To make this election, you must, in accordance with detailed procedures set forth in the regulations under Section 988 and summarized above, either (a) clearly identify the Buffered PLUS on your books and records on the date you acquire them as being subject to such election and file the relevant statement verifying such election with your federal income tax return or (b) otherwise obtain an independent verification of the election. Assuming the election is available, if you make a valid election before the close of the day on which you acquire your Buffered PLUS, your gain or loss on the Buffered PLUS should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or maturity you have held the Buffered PLUS for more than one year. The deductibility of capital losses is subject to certain limitations.

However, the IRS may successfully assert that the Buffered PLUS do not qualify for this election either because the Buffered PLUS are not qualifying financial instruments or as more fully described below under ‘Alternative Treatments,’ a foreign currency denominated debt instrument. You should consult your tax

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advisor regarding the advisability, availability, mechanics and consequences of making a Section 988 election.

Based on certain factual representations received from us, our special U.S. tax counsel, Hogan Lovells Cadwalader US LLP, is of the opinion that it would be reasonable to treat your Buffered PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Buffered PLUS, it is possible that your Buffered PLUS could alternatively be treated for tax purposes as some form of foreign currency denominated debt instrument (or instruments) or a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Buffered PLUS could differ materially and adversely from the treatment described above.

Alternative Treatments. Although we intend to treat each Buffered PLUS described in this section as a prepaid derivative as described above, the appropriate tax treatment of the Buffered PLUS is uncertain. Furthermore, there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization of Buffered PLUS with terms that are substantially the same as those of the Buffered PLUS described in this section. Therefore, it is possible that the IRS could seek to characterize the Buffered PLUS in a manner that results in tax consequences that are materially different from those described above. If the IRS were successful in asserting an alternative treatment of the Buffered PLUS, the timing and character of income on the Buffered PLUS could differ materially and adversely from our description herein.

For example, in 2008, the IRS also issued a revenue ruling holding that a financial instrument that in form resembled a U.S. dollar denominated derivative contract where the return was based exclusively by reference to the difference between U.S. dollar value of Euros at issuance and at maturity, and a market interest rate in respect of Euros was a Euro-denominated debt instrument. In general, the IRS indicated that a financial instrument all the payments of which are determined by reference to a single currency can be debt, notwithstanding the fact that (i) all payments due under the instrument are made in U.S. dollars and (ii) the amount of U.S. dollars that the issuer pays at maturity may be less than the amount of U.S. dollars that was initially advanced. While the Buffered PLUS are distinguishable from the instrument described in the ruling, it is possible that the IRS could successfully assert that the Buffered PLUS constitute a single multi currency debt instrument or a series of single currency debt instruments. In that case, the tax consequences of an investment in the Buffered PLUS could be materially and adversely affected, possibly with retroactive effect. In particular, all income and gain could be treated as ordinary and some or all of such income or gain could be reported over the term of the Buffered PLUS. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Further, the IRS, for example, might assert that Section 1256 of the Code should apply to your Buffered PLUS or a portion of your Buffered PLUS. If Section 1256 were to apply to your Buffered PLUS, gain or loss recognized with respect to your Buffered PLUS (or a portion of your Buffered PLUS) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Buffered PLUS. You would also be required to mark your Buffered PLUS (or a portion of your Buffered PLUS) to market at the end of each year (i.e., recognize income as if the Buffered PLUS or the relevant portion of the Buffered PLUS had been sold for fair market value).

Holders should consult their tax advisors as to the tax consequences of such characterization and any possible alternative characterizations (particularly, treatment as foreign denominated debt) of the Buffered PLUS for U.S. federal income tax purposes.

Except to the extent otherwise required by law, UBS intends to treat your Buffered PLUS for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

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Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Buffered PLUS. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Buffered PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Buffered PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include any income or gain realized with respect to the Buffered PLUS, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Buffered PLUS.

Non-U.S. Holders. Subject to FATCA (as discussed below), if you are not a U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your Buffered PLUS and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Buffered PLUS if you comply with certain certification and identification requirements, including providing us (and/or the applicable withholding agent) with a validly executed and fully completed applicable IRS Form W-8. Gain realized from the taxable disposition of a Buffered PLUS generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the U.S. and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income but, pursuant to certain Treasury regulations and IRS guidance, does not apply to payments of gross proceeds on the disposition (including upon retirement) of financial instruments. As the treatment of the Buffered PLUS is unclear, it is possible that any payment with respect to the Buffered PLUS could be subject to the FATCA rules. If withholding applies to the Buffered PLUS, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the Buffered PLUS.

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Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the Buffered PLUS purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there will be no interest payments over the term of such securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Buffered PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Buffered PLUS. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Buffered PLUS.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Buffered PLUS arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS AG, London Branch

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Use of proceeds and hedging:

The net proceeds from the offering of the Buffered PLUS will be used to provide funding for our operations and other general corporate purposes as described in the accompanying prospectus under “Use of Proceeds”. We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Buffered PLUS as described below.

In anticipation of the sale of the Buffered PLUS, we and/or our affiliates expect to enter into hedging transactions involving purchases and sales of interest rate-linked instruments, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments prior to, on or after the applicable pricing date. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. Consequently, with regard to your Buffered PLUS, from time to time, we and/or our affiliates may:

●acquire or dispose of long or short positions in foreign-exchange-linked instruments;

●acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on exchange rates;

●acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of exchange rates; or

●any combination of the above.

We and/or our affiliates may close out our or their hedge position relating to the Buffered PLUS during the term of your Buffered PLUS. That step may involve sales or purchases of the instruments described above. No holder of the Buffered PLUS will have any rights or interest in our or any affiliates’ hedging activity or any positions we or our affiliates may take in connection with any hedging activity.

We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Buffered PLUS as described below.

In connection with the sale of the Buffered PLUS, we and/or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of Buffered PLUS before, on and after the pricing date of the Buffered PLUS. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates.

We and/or our affiliates may acquire a long or short position in Buffered PLUS similar to the Buffered PLUS from time to time and may, in our or their sole discretion, hold or resell those Buffered PLUS.

The hedging activity discussed above may adversely affect the market value of the Buffered PLUS from time to time and payment on the Buffered PLUS, including any payment at maturity. See “Risk Factors” in this document for a discussion of these adverse effects.

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Certain ERISA considerations:

We, UBS Securities LLC and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Buffered PLUS by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Buffered PLUS by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Buffered PLUS. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of the Buffered PLUS where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Buffered PLUS, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Buffered PLUS is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption and that the purchase, holding and, if applicable, subsequent disposition of the Buffered PLUS will not constitute or result in a non-exempt prohibited transaction. In addition, any such Plan also will be deemed to have represented that none of us, UBS Securities LLC or any other of our affiliates is a fiduciary in connection with the acquisition, holding and disposition of the Buffered PLUS, or as a result of the exercise by us or our affiliates of any rights in connection with the Buffered PLUS.

Any person proposing to acquire any Buffered PLUS on behalf of a Plan should consult with counsel regarding the applicability of ERISA and Section 4975 of the Code thereto, including but not limited to the prohibited transaction rules and the applicable exemptions.

The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

Supplemental plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the Buffered PLUS specified on the front cover of this document at the price to public less a fee of $24.00 per $1,000.00 stated principal amount of Buffered PLUS. UBS Securities LLC will agree to resell all of the Buffered PLUS to Morgan Stanley Smith Barney (also known as “Morgan Stanley Wealth Management”) with an underwriting discount of $24.00 reflecting a fixed structuring fee of $4.00 and a fixed sales commission of $20.00 per $1,000.00 stated principal amount of Buffered PLUS that Morgan Stanley Wealth Management sells. UBS or an affiliate will pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Smith Barney LLC and an affiliate of UBS Securities LLC each has an ownership interest, for providing certain electronic platform services with respect to this offering.

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UBS, UBS Securities LLC or any other affiliate of UBS may use this document and the accompanying prospectus in a market-making transaction for any Buffered PLUS after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Buffered PLUS, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell the Buffered PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Buffered PLUS in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Buffered PLUS at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Buffered PLUS immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the Buffered PLUS as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Buffered PLUS and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Buffered PLUS, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Additional terms of the Buffered PLUS:

In this section, references to “holders” mean those who own the Buffered PLUS registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Buffered PLUS registered in street name or in the Buffered PLUS issued in book-entry form through the Depository Trust Company (“DTC”). Owners of beneficial interests in the Buffered PLUS should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Buffered PLUS in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your Buffered PLUS, the redemption price of the Buffered PLUS will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your securities is accelerated, we will pay the default amount in respect of the principal of your securities at maturity. We describe the Default Amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Buffered PLUS are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Buffered PLUS as the outstanding principal amount of the series of securities constituted by that Note. Although the terms of the Buffered PLUS may differ from those of the other Medium-Term Notes, Series B holders of specified percentages in principal amount of all Medium-Term Notes, Series B together in some cases with other series of our debt securities, will be able to take action affecting all the

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Medium-Term Notes, Series B including the Buffered PLUS. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification and Waiver of Covenants”.

Default Amount

The “default amount” for your securities on any day will be an amount, in U.S. dollars for the principal of your securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your securities. That cost will equal:

●the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus

●the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your securities, which we describe below, the holders of your securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The “default quotation period” is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

●no quotation of the kind referred to above is obtained; or

●every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a “qualified financial institution” means a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

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●A-1 or higher by Standard & Poor’s or any successor, or any other comparable rating then used by that rating agency; or

●P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Currency Business Day

A “currency business day” with respect to the underlying currency means a day, as determined by the calculation agent, on which the relevant price source (as specified under "Summary Terms - Spot rate" herein), through its currency market data services, is scheduled to publish spot rates for the underlying currency (the dates on which such services will not be provided may be found on the relevant price source's website).

Business Day

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus.

Manner of Payment

Any payment on your Buffered PLUS will be made to accounts designated by you or the holder of your Buffered PLUS and approved by us, or at the office of the trustee in New York City, but only when your Buffered PLUS are surrendered to the trustee at that office. We may also make any payment in accordance with the applicable procedures of DTC (or any successor depositary).

Role of Calculation Agent

UBS AG, London Branch will serve as the calculation agent (the “calculation agent”). We may change the calculation agent after the original issue date of the Buffered PLUS without notice. The calculation agent will make all determinations regarding the amounts payable in respect of your Buffered PLUS at maturity, the buffer amount, the maturity date and all other determinations or adjustments with respect to the Buffered PLUS, in its sole discretion. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The booking branch is UBS AG London Branch.

Currency of Securities

The specified currency for your securities will be U.S. dollars.

Prohibition on sales to EEA retail investors:

The Buffered PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Buffered PLUS or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Buffered PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

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Prohibition on sales to UK retail investors:

The Buffered PLUS are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no disclosure document required by the UK Financial Conduct Authority (the “FCA”) Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the Buffered PLUS or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the Buffered PLUS or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulation 2024.

This document represents a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying prospectus related to this offering, which can be accessed via the hyperlinks on page 2 of this document.

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How the Buffered PLUS Work

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your Buffered PLUS will be determined on the pricing date and will be specified in the final pricing supplement).

Investors will not be entitled to receive any periodic interest. You should carefully consider whether an investment that does not provide for any periodic interest is appropriate for you.

Stated principal amount:	$1,000.00 per Buffered PLUS
Leverage factor:	1.81
Hypothetical initial spot rate:	2.50
Buffer amount:	10.00%
Minimum Payment at Maturity:	$100.00 (10.00% of the stated principal amount)

EXAMPLE 1: The underlying currency depreciates over the term of the Buffered PLUS, and investors receive the stated principal amount plus the leveraged upside payment.

Final spot rate	3.00
Underlying Return	(3.00 − 2.50) / 2.50 = 20.00%
Payment at Maturity	= $1,000.00 + Leveraged Upside Payment
= $1,000.00 + ($1,000.00 × Leverage Factor × Underlying Return)
= $1,000.00 + ($1,000.00 × 1.81 × 20.00%)
= $1,362.00 (Payment at Maturity)

In Example 1, the final spot rate is greater than the initial spot rate and the underlying return is 20.00% (meaning the ILS has depreciated relative to the USD). Therefore, at maturity, investors receive the stated principal amount plus a return equal to 1.81 times the underlying return, resulting in a payment at maturity of $1,362.00 per Buffered PLUS (a total return of 36.20%).

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Buffered PLUSSM due on or about September 4, 2029 $• Based on the Performance of the Israeli New Shekel Relative to the U.S. Dollar Principal at Risk Securities

EXAMPLE 2: The underlying currency appreciates over the term of the Buffered PLUS, and investors receive the stated principal amount at maturity.

Final spot rate	2.375
Underlying Return	(2.375 − 2.50) / 2.50 = −5.00%
Payment at Maturity	= $1,000.00 (Payment at Maturity)

In Example 2, the final spot rate is less than the initial spot rate and the percentage decline from the initial spot rate to the final spot rate is equal to or less than the buffer amount. Because the percentage decline from the initial spot rate to the final spot rate is equal to or less than the buffer amount, even though the underlying return is negative (meaning the ILS has appreciated relative to the USD), investors receive the stated principal amount of $1,000.00 per Buffered PLUS (a total return of 0.00%).

EXAMPLE 3: The underlying currency appreciates over the term of the Buffered PLUS, and investors receive less than the stated principal amount at maturity.

Final spot rate	0.875
Underlying Return	(0.875 − 2.50) / 2.50 = −65.00%
Payment at Maturity	= $1,000.00 + [$1,000.00 × (Underlying Return + Buffer Amount)]
= $1,000.00 + [$1,000.00 × (−65.00% + 10.00%)]
= $1,000.00 + ($1,000.00 × −55.00%)
= $1,000.00 − $550.00
= $450.00 (Payment at Maturity)

In Example 3, the final spot rate is less than the initial spot rate and the percentage decline from the initial spot rate to the final spot rate is greater than the buffer amount. Because the percentage decline from the initial spot rate to the final spot rate is greater than the buffer amount, investors are exposed to the decline in the spot rate of the underlying currency (meaning the ILS has appreciated relative to the USD) in excess of the buffer amount, resulting in a payment at maturity of $450.00 per Buffered PLUS (a loss of 55.00%).

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Buffered PLUSSM due on or about September 4, 2029 $• Based on the Performance of the Israeli New Shekel Relative to the U.S. Dollar Principal at Risk Securities

How it works

￭Upside Scenario. If the underlying return is positive (meaning the ILS has depreciated relative to the USD), investors will receive the stated principal amount of $1,000.00 plus the product of the stated principal amount of $1,000.00 multiplied by the leverage factor of 1.81 multiplied by the underlying return.

￭If the underlying return is 5%, investors will receive a return of 9.05%, or $1,090.50 per Buffered PLUS.

￭Par Scenario. If the underlying return is zero or negative (meaning the ILS has remained flat or appreciated relative to the USD) but the percentage decline from the initial spot rate to the final spot rate is equal to or less than the buffer amount, investors will receive an amount equal to the $1,000.00 stated principal amount.

￭If the underlying return is −5%, investors will receive an amount equal to the $1,000.00 stated principal amount.

￭Downside Scenario. If the underlying return is negative (meaning the ILS has appreciated relative to the USD) and the percentage decline from the initial spot rate to the final spot rate is greater than the buffer amount, investors will receive an amount that is less than the $1,000.00 stated principal amount, resulting in a loss of their initial investment that is proportionate to the decline in the spot rate over the term of the Buffered PLUS in excess of the buffer amount.

￭If the underlying return is −40%, investors would lose 30% of the stated principal amount and receive only $700.00 per Buffered PLUS at maturity, or 70% of the stated principal amount. The Buffered PLUS do not guarantee the return of the full stated principal amount and investors may lose some or almost all of their initial investment.

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Buffered PLUSSM due on or about September 4, 2029 $• Based on the Performance of the Israeli New Shekel Relative to the U.S. Dollar Principal at Risk Securities

Payment at Maturity

At maturity, investors will receive for each $1,000.00 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the underlying return on the valuation date, as determined as follows:

If the underlying return is positive (meaning the ILS has depreciated relative to the USD):

$1,000.00 + leveraged upside payment

If the underlying return is zero or negative (meaning the ILS has remained flat or appreciated relative to the USD) and the percentage decline from the initial spot rate to the final spot rate is equal to or less than the buffer amount:

The Stated Principal Amount of $1,000.00

If the underlying return is negative (meaning the ILS has appreciated relative to the USD) and the percentage decline from the initial spot rate to the final spot rate is greater than the buffer amount:

$1,000.00 + [$1,000.00 × (Underlying Return + Buffer Amount)]

Accordingly, if the final spot rate is less than the initial spot rate and the percentage decline of the underlying currency from the initial spot rate to the final spot rate is greater than the buffer amount, you will lose a percentage of your stated principal amount equal to the percentage decline in excess of the buffer amount, and in extreme situations, you could lose almost all of your initial investment.

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Buffered PLUSSM due on or about September 4, 2029 $• Based on the Performance of the Israeli New Shekel Relative to the U.S. Dollar Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Buffered PLUS.

Risks Relating to Return Characteristics

￭The Buffered PLUS do not pay interest or guarantee return of the stated principal amount and your investment in the Buffered PLUS may result in a loss. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the underlying return is negative (meaning the ILS has appreciated relative to the USD) and the percentage decline in the spot rate from the initial spot rate to the final spot rate is greater than the buffer amount, you will lose a percentage of your stated principal amount equal to the percentage decline of the underlying currency from the initial spot rate to the final spot rate in excess of the buffer amount, and in extreme situations, you could lose almost all of your initial investment. Accordingly, you could lose some and, in extreme situations, almost all of your initial investment.

￭The leverage factor applies only if you hold the Buffered PLUS to maturity. You should be willing to hold the Buffered PLUS to maturity. If you are able to sell the Buffered PLUS prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the leverage factor and the return you realize may be less than the leverage factor multiplied by the then-current underlying return even if such return is positive. You can receive the full benefit of the leverage factor from UBS only if you hold the Buffered PLUS to maturity.

■The contingent repayment of principal at maturity applies only at maturity. You should be willing to hold the Buffered PLUS to maturity. If you are able to sell the Buffered PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current underlying return is negative (meaning the ILS has appreciated relative to the USD) and the percentage decline from the initial spot rate to the final spot rate is equal to or less than the buffer amount.

■The Buffered PLUS may be subject to early redemption following an additional disruption event and, therefore, are subject to reinvestment risk. We may elect to redeem the Buffered PLUS early following the occurrence of an additional disruption event, as described more herein under “Additional Information About the Buffered PLUS – Additional Disruption Events”. Accordingly, the term of the Buffered PLUS may be limited. In the event that the Buffered PLUS are subject to early redemption, UBS will pay you at maturity an amount per Buffered PLUS equal to the fair market value of the Buffered PLUS as determined by the calculation agent (which, for the avoidance of doubt, will not take into account any hedging-related costs), which may result in a lower return than you would have received had the Buffered PLUS remained outstanding until the originally scheduled maturity date. Additionally, there is no guarantee that you would be able to reinvest the proceeds at a comparable rate of return for a similar level of risk. Finally, to the extent you are able to reinvest such proceeds in an investment comparable to the Buffered PLUS, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities.

￭Owning the Buffered PLUS is not the same as owning the underlying currency. The return on your Buffered PLUS may not reflect the return you would realize if you invested directly in the underlying currency. For instance, the return on such a direct investment in the underlying currency depends primarily upon the depreciation or appreciation of the underlying currency relative to the U.S. dollar during the term of the Buffered PLUS, and not on whether the underlying return is positive (meaning the ILS has depreciated relative to the USD), negative (meaning the ILS has appreciated relative to the USD) or zero (meaning the ILS has remained flat relative to the USD). Any payment on the Buffered PLUS, including any repayment of principal, is subject to the creditworthiness of UBS.

Risks Relating to Characteristics of the Spot Rate

￭Market risk. The return on the Buffered PLUS is linked to the spot rate, which measures the value of the underlying currency relative to the U.S. dollar. The spot rate is the result of the supply of, and the demand for, those currencies. Changes in the spot rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the relevant country and the United States, including economic and political developments in other countries. Of particular importance to foreign exchange risks are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the relevant country and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance. You, as an investor in the Buffered PLUS, should make your own investigation into the spot rate and the underlying currency and the merits of an investment linked to the spot rate.

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Buffered PLUSSM due on or about September 4, 2029 $• Based on the Performance of the Israeli New Shekel Relative to the U.S. Dollar Principal at Risk Securities

￭There can be no assurance that the investment view implicit in the Buffered PLUS will be successful. It is impossible to predict whether and the extent to which the spot rate of the underlying currency will rise or fall and there can be no assurance that the underlying return will be positive (meaning the ILS will depreciate relative to the USD). The final spot rate (and therefore the underlying return) will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying currency. You should be willing to accept the risks associated with the relevant currency markets in general and the underlying currency in particular, and the risk of losing some or almost all of your initial investment.

￭There are additional market and geopolitical risks associated with the underlying currency. In addition to the considerations discussed above under "— Market Risk", there are additional market and geopolitical risks associated with the underlying currency. For example, in 2023 a state of war was declared in Israel and there has been ongoing military activity in Israel and the surrounding region, including joint military operations by Israel and the U.S. The economic, social and political impact of such activity cannot be predicted and can cause increased volatility in the underlying currency. Furthermore, Israel depends heavily on the export of technology products and services, and the value of the underlying currency relative to the U.S. dollar has historically been influenced by the performance of, and demand for, the Israeli technology sector. As a result, changes in government spending, geopolitical conditions and/or the demand for Israeli technology exports may affect the value of the underlying currency relative to the U.S. dollar and, therefore, have an adverse effect on the market value of, and the return on, the Buffered PLUS.

￭The underlying currency may be replaced by another currency following a disruption event. If the underlying currency is converted into another currency, or another currency is substituted for the underlying currency, pursuant to applicable law or regulation, the calculation agent will substitute the new currency as the underlying currency at the conversion rate prescribed in the relevant law at the time of such substitution, and make any required adjustment to the initial spot rate, final spot rate and/or any other relevant term, as applicable. As a result, you will become subject to the performance of the successor currency instead of the underlying currency it replaces. The occurrence of a disruption event and any consequent adjustment may materially and adversely affect the value of the Buffered PLUS.

￭Governmental intervention could materially and adversely affect the value of the Buffered PLUS. Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government or left to float freely. Governments, including those of Israel and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. The Israeli shekel has been subject to fluctuations against the U.S. dollar in the past and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rate between the Israeli shekel and the U.S. dollar is not necessarily indicative of fluctuations or periods of relative stability in that rate that may occur over the term of the Notes. The exchange rate between the Israeli shekel and the U.S. dollar is the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Israel and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments, any political, civil or military unrest and the extent of governmental surpluses or deficits in Israel and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Israel and the United States and other jurisdictions important to international trade and finance. In addition, other governmental actions, such as sanctions, against the government issuing the underlying currency could adversely affect the value of the underlying currency relative to the U.S. dollar. Thus, actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders may negatively affect the value of the underlying currency and, therefore, the market value of, and return on, the Buffered PLUS.

￭Suspension or disruptions of market trading in the Israeli new shekel may adversely affect the value of the Buffered PLUS. The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the exchange rate between the Israeli new shekel and the U.S. dollar, including by significantly widening the bid/offer spread, and therefore, the payments on the Buffered PLUS and the value of the Buffered PLUS in the secondary market.

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Buffered PLUSSM due on or about September 4, 2029 $• Based on the Performance of the Israeli New Shekel Relative to the U.S. Dollar Principal at Risk Securities

￭Even though the underlying currency and the U.S. dollar trade around-the-clock, the Buffered PLUS will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the Buffered PLUS, if any, will not conform to the hours during which the underlying currency and the U.S. dollar are traded. Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Buffered PLUS. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

￭Currency exchange risks can be expected to heighten in periods of financial turmoil. In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the governments of Israel and the United States and the governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the underlying currency relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the market value of, and return on, the Buffered PLUS.

Estimated Value Considerations

￭The issue price you pay for the Buffered PLUS will exceed their estimated initial value. The issue price you pay for the Buffered PLUS will exceed their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, the hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the pricing date, we will determine the estimated initial value of the Buffered PLUS by reference to our internal pricing models and the estimated initial value of the Buffered PLUS will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Buffered PLUS incorporate certain variables, including the spot rate of the underlying currency, volatility of the underlying currency, prevailing interest rates, the term of the Buffered PLUS and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Buffered PLUS to you. Due to these factors, the estimated initial value of the Buffered PLUS as of the pricing date will be less than the issue price you pay for the Buffered PLUS.

￭The estimated initial value is a theoretical price and the actual price that you may be able to sell your Buffered PLUS in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your Buffered PLUS at any time will vary based on many factors, including the factors described above and in “Risks Relating to Characteristics of the Spot Rate —Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the Buffered PLUS in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Buffered PLUS determined by reference to our internal pricing models. The estimated initial value of the Buffered PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Buffered PLUS in any secondary market at any time.

￭Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Buffered PLUS as of the pricing date. We may determine the economic terms of the Buffered PLUS, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Buffered PLUS cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the Buffered PLUS as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Buffered PLUS.

Risks Relating to Liquidity and Secondary Market Price Considerations

￭There may be little or no secondary market for the Buffered PLUS. The Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required to make a market for the Buffered PLUS and may stop making a market at any time. If you are able to sell your Buffered PLUS prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Buffered PLUS will develop. The estimated initial value of the Buffered

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Buffered PLUSSM due on or about September 4, 2029 $• Based on the Performance of the Israeli New Shekel Relative to the U.S. Dollar Principal at Risk Securities

PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Buffered PLUS in any secondary market at any time.

￭The price at which UBS Securities LLC and its affiliates may offer to buy the Buffered PLUS in the secondary market (if any) may be greater than UBS’ valuation of the Buffered PLUS at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the Buffered PLUS, UBS Securities LLC or its affiliates may offer to buy or sell the Buffer PLUS at a price that exceeds (i) our valuation of the Buffered PLUS at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Buffered PLUS following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance and other costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Buffered PLUS, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Buffered PLUS. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Buffered PLUS and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

￭Price of the Buffered PLUS prior to maturity. The market price of the Buffered PLUS will be influenced by many unpredictable and interrelated factors, including the spot rate of the underlying currency; the volatility of the underlying currency; the time remaining to the maturity of the Buffered PLUS; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Buffered PLUS.

￭Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Buffered PLUS in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

￭Potential conflict of interest. UBS and its affiliates may engage in trading activities related to the underlying currency, which may present a conflict between the interests of UBS and you, as a holder of the Buffered PLUS. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent, in certain circumstances, can accelerate the maturity date if an additional disruption event occurs or may determine the initial spot rate, spot rate or final spot rate of the underlying currency if a disruption event occurs or is continuing on an affected day with respect to the underlying currency. As UBS determines the economic terms of the Buffered PLUS, including the leverage factor and buffer amount, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Buffered PLUS represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates in connection with the Buffered PLUS, which could cause the economic interests of UBS, the dealer or our or their respective affiliates to be adverse to your interests as an investor in the Buffered PLUS. If the dealer or any of its affiliates conduct hedging activities for us or our affiliate in connection with the Buffered PLUS and earns profits in connection with such hedging activities, such profit will be in addition to the underwriting compensation it receives for the sale of the Buffered PLUS to you. You should be aware that the potential to receive compensation both for hedging activities and sales may create a further incentive for the dealer to sell the Buffered PLUS to you.

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Buffered PLUSSM due on or about September 4, 2029 $• Based on the Performance of the Israeli New Shekel Relative to the U.S. Dollar Principal at Risk Securities

￭Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of, and any amounts payable on, the Buffered PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Buffered PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of, and any amounts payable on, the Buffered PLUS. These hedging or trading activities on or prior to the pricing date could potentially affect the initial spot rate of the underlying currency. Additionally, these hedging or trading activities during the term of the Buffered PLUS could potentially affect the final spot rate of the underlying currency on the valuation date and, accordingly, any amounts payable on the Buffered PLUS. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Buffered PLUS declines.

￭Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Buffered PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Buffered PLUS. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Buffered PLUS and the underlying currency.

￭Potential UBS impact on price. Trading or hedging transactions by UBS and/or its affiliates in currency derivatives, over-the-counter options, futures, forwards or other instruments with returns linked to the performance of the underlying currency may adversely affect the spot rate of the underlying currency, the performance and, therefore, the market value of, and any amount payable on, the Buffered PLUS.

Risks Relating to General Credit Characteristics

￭Credit risk of UBS. The Buffered PLUS are unsubordinated, unsecured debt obligations of UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Buffered PLUS, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Buffered PLUS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Buffered PLUS, you could lose all of your initial investment.

￭The Buffered PLUS are not bank deposits. An investment in the Buffered PLUS carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Buffered PLUS have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

￭If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Buffered PLUS and/or the ability of UBS to make payments thereunder. The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

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Buffered PLUSSM due on or about September 4, 2029 $• Based on the Performance of the Israeli New Shekel Relative to the U.S. Dollar Principal at Risk Securities

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Buffered PLUS) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Buffered PLUS, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Buffered PLUS. Prior to any debt-to-equity swap or write-off with respect to any Buffered PLUS, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Buffered PLUS; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Buffered PLUS will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Buffered PLUS. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Buffered PLUS, the price or value of their investment in the Buffered PLUS and/or the ability of UBS to satisfy its obligations under the Buffered PLUS and could lead to holders losing some or all of their investment in the Buffered PLUS.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Buffered PLUS may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Buffered PLUS and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Buffered PLUS or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

￭Uncertain tax treatment. Significant aspects of the tax treatment of the Buffered PLUS are uncertain. You should read carefully the section entitled “Tax Considerations” herein and consult your tax advisor about your tax situation.

August 2026	Page 27

Buffered PLUSSM due on or about September 4, 2029 $• Based on the Performance of the Israeli New Shekel Relative to the U.S. Dollar Principal at Risk Securities

Information About the Spot Rate

Israeli New Shekel / U.S. Dollar

The underlying currency is the Israeli new shekel (“ILS”) as measured against the U.S. Dollar (“USD”). The spot rate represents the exchange rate between the ILS and the USD, expressed as the number of ILS per one USD.

The spot rate for the Israeli new shekel is determined by the foreign exchange markets and is influenced by various economic, political and market factors affecting Israel and the United States.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying currency.

Historical Information

The spot rate of the underlying currency on August 24, 2026 was 2.99763 ILS per USD. The graph below shows the spot rates of the underlying currency for each day from January 1, 2016 to August 24, 2026. The actual initial spot rate will be set on the pricing date. We obtained the information in the graph below from Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying currency should not be taken as an indication of its future performance, and no assurance can be given as to the spot rate of the underlying currency at any time, including the valuation date.

Israeli New Shekel / U.S. Dollar – Daily Spot Rates January 1, 2016 to August 24, 2026

August 2026	Page 28

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Buffered PLUS in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Summary Terms	1
Additional Information About UBS and the Buffered PLUS	2
Investment Overview	3
Key Investment Rationale	3
Investor Suitability	4
Fact Sheet	5
Additional Information About the Buffered PLUS	6
How the Buffered PLUS Work	18
How it Works	20
Payment at Maturity	21
Risk Factors	22
Information About the Spot Rate	28

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	6
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	8
UBS AG	8
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	48
Legal Ownership and Book-Entry Issuance	65
Considerations Relating to Indexed Securities	69
Considerations Relating to Floating Rate Securities	72
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	75
U.S. Tax Considerations	77
Tax Considerations Under the Laws of Switzerland	88
Benefit Plan Investor Considerations	90
Plan of Distribution	92
Validity of the Securities	95
Experts	95

$● UBS AG Buffered PLUSSM

due on or about September 4, 2029

Preliminary Pricing Supplement dated August 25, 2026
(To Prospectus dated February 6, 2025)

UBS Investment Bank

UBS Securities LLC